Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Intrepid Potash, Inc.:
We consent to the incorporation by reference in the registration statement (No. 333 - 203722) on Form S-3ASR and registration statement (No. 333 - 150444) on Form S-8 of Intrepid Potash, Inc. of our reports dated February 29, 2016, with respect to the consolidated balance sheets of Intrepid Potash, Inc. as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive (loss) income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2015, and the effectiveness of internal control over financial reporting as of December 31, 2015, which reports appear in the December 31, 2015 annual report on Form 10-K of Intrepid Potash, Inc.
Our report dated February 29, 2016 contains an explanatory paragraph that states that Intrepid Potash, Inc. anticipates that due to current market conditions, they may not meet their current debt covenant requirements in 2016, which could result in the acceleration of debt maturities and other remedies pursuant to the terms of the debt, which raise substantial doubt about their ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP
Denver, Colorado
February 29, 2016